EXHIBIT 99.1

F O R  I M M E D I A T E  R E L E A S E

July 27, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850
For Further Information, Contact:
	Lawrence M. Higby Chief Executive Officer 949.639.4960	or	Amin I. Khalifa Chief Financial Officer 949.639.4990

APRIA HEALTHCARE ANNOUNCES

2006 SECOND QUARTER FINANCIAL RESULTS

Earnings per Share of $0.43 and Net Operating

Cash Flow of $90.7 million

LAKE FOREST, CA...July 27, 2006... Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended June 30, 2006. Revenues were $376.1 million in the second quarter of 2006 compared to $374.9 million in the second quarter of 2005. Net income for the second quarter of 2006 was $18.5 million or $0.43 per share (diluted), compared to $3.0 million or $0.06 per share (diluted) for the second quarter of 2005. The 2005 period reflects the initial recording of a $20 million accrual upon settlement of a qui tam lawsuit. Net cash provided by operating activities was $90.7 million in the second quarter of 2006, compared to $44.6 million in the same period last year.

Revenue and net income growth for the second quarter of 2006, when compared to the second quarter of 2005, were negatively impacted by Medicare reimbursement reductions and related respiratory drug product cost increases. The impact of these Medicare effects was $3.3 million to revenues, $1.4 million to cost of goods and $3.0 million to net income.

Gross margins were 65.7% in the second quarter of 2006, compared to 68.1% reported in the second quarter of last year. The decline in margins is primarily attributable to the Medicare revenue pricing reductions and related product cost increases noted above, managed care pricing reductions and product mix shifts.

The provision for doubtful accounts as a percentage of net revenue was 2.6%, compared to 3.4% in the comparable period last year.

Selling, distribution and administrative expenses were 52.7% of net revenues in the second quarter of 2006, unadjusted for the Medicare revenue pricing reductions noted above. In 2005, the expense percentage was 58.6%, reflecting the effects of the $20 million qui tam accrual. Excluding that item, selling, distribution and administrative expenses would have been 53.3% of net revenues in last year’s second quarter. The improvement in the second quarter of 2006 compared to the second quarter of 2005 is directly attributable to the realization of savings from cost control measures put into place in 2005 and in early 2006. The favorable variance in the percentages was reflected in all areas of operations, including labor and other operating expenses.

“We are encouraged by our solid performance in the second quarter,” said Lawrence M. Higby, Chief Executive Officer. “Our collection and cost control initiatives are starting to deliver concrete savings to the P&L as evidenced by the decreases in bad debt and SD&A percentages. During late 2005 and early 2006, we have intently focused our efforts on improving our billing processes and implementing a credit card initiative which has successfully increased the collection of patient co-pays. In addition, expenditures for patient service equipment reached an all-time low level, while days sales outstanding (DSO) improved quarter-to-quarter by four days – two more indicators that suggest our cost control initiatives are on the right track.”

“Revenues from the CIGNA contract are continuing to exceed our initial expectations,” Mr. Higby added, “while trends related to revenue statistics such as new patient starts and growth in patient census – especially in the product lines of oxygen therapy, home medical equipment, enteral nutrition and infusion therapy – are also positive. In addition, our sales team signed over 200 new revenue-generating managed care contracts in the quarter. However, based on our revenue growth rate, we realize there is still much work to be done in the sales organization. During the second half of the year, we will focus heavily on increasing the productivity of the sales team to accelerate the growth rate.”

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $72.9 million in the second quarter of 2006. EBITDA in the second quarter of 2005 was $56.0 million, which includes the $20 million qui tam accrual. EBITDA in the second quarter of 2006 was negatively impacted by the Medicare revenue and cost impacts noted previously. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

Liquidity and Capital

Free cash flow was $63.3 million in the second quarter of 2006 versus $17.2 million in the second quarter of 2005 and $(.7) million in the first quarter of 2006. The main drivers of the increase in free cash flow in the second quarter of 2006 were strong cash collections of receivables, minimal income tax payments due to a favorable IRS ruling, and the timing of the payment of payroll liabilities. The Company utilized the free cash flow to reduce its revolving credit line balance by $50 million during the second quarter.

Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the bottom of the condensed consolidated statements of cash flows included in this release.

Net purchases of patient service equipment in the second quarter of 2006 were 6.2% of net revenue versus 6.6% in the second quarter of 2005. Days sales outstanding (DSO) were 52 days at June 30, 2006, down from 56 days at March 31, 2006 and 57 days December 31, 2005.

2006 Outlook

The Company has decided to defer any further share repurchases until after the end of 2006. Instead, the focus will be on reducing long-term debt and otherwise strengthening the balance sheet.

Given the slower return of organic sales growth, the Company now estimates that sales growth in 2006 will be approximately 3%. Management expects that the impact of the sales shortfall will be largely offset by cost savings. The Company does not expect earnings per share in the third quarter to exceed second quarter results, as the current quarter is a seasonally slow revenue period and labor costs will be higher due to a Company-wide wage increase which took effect in the beginning of July.

Resignation of Chief Financial Officer

Amin I. Khalifa, the Company’s Executive Vice President and Chief Financial Officer, will be resigning from Apria effective August 25, 2006. “I want to thank Larry Higby and all Apria employees for making my three years here fulfilling,” said Mr. Khalifa. “My move comes at a time when Apria is on the rebound with tighter operations, favorable cash flow and building sales momentum. I am making this change for only one reason – a unique opportunity to join a growth company in the telecommunications industry.” Mr. Higby commented, “David Goldsmith and I want to thank Amin for his many contributions to Apria’s success. He leaves with our financial house in good order and we wish him well in his new endeavor.”

A search for Mr. Khalifa’s replacement is already underway. Upon his departure, Alicia Price, the Company’s Vice President and Controller, will assume the duties of the Chief Financial Officer on an interim basis.

* * *

Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With approximately $1.5 billion in annual revenues, it is the nation's leading homecare company.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

* * *

                (Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
(dollars in thousands)	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,820	$23,304
Accounts receivable, net of allowance for doubtful accounts	216,901	226,478
Inventories, net	42,020	42,571
Other current assets	51,442	51,648
TOTAL CURRENT ASSETS	342,183	344,001

PATIENT SERVICE EQUIPMENT, NET	222,591	225,575
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET	45,294	46,087
OTHER ASSETS, NET	564,976	570,235
TOTAL ASSETS	$1,175,044	$1,185,898

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$161,484	$166,326
Current portion of long-term debt	1,039	4,465
TOTAL CURRENT LIABILITIES	162,523	170,791

LONG-TERM DEBT, net of current portion	585,561	640,855
OTHER NON-CURRENT LIABILITIES	60,528	47,088
TOTAL LIABILITIES	808,612	858,734

STOCKHOLDERS’ EQUITY	366,432	327,164
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,175,044	$1,185,898

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data)	2006	2005	2006	2005
Respiratory therapy	$256,289	$255,913	$509,437	$513,401
Infusion therapy	68,231	64,562	133,003	126,265
Home medical equipment/other	51,559	54,456	101,695	107,128
NET REVENUES	376,079	374,931	744,135	746,794

GROSS PROFIT	247,109	255,347	488,191	507,439

Provision for doubtful accounts	9,737	12,582	19,905	27,250
Selling, distribution and administrative expenses	198,352	199,667	396,045	394,703
Qui tam settlement and related costs	-	20,000	-	20,000
Amortization of intangible assets	1,665	1,509	2,942	3,129
OPERATING INCOME	37,355	21,589	69,299	62,357
Interest expense, net	8,016	4,865	15,303	9,632

INCOME BEFORE TAXES	29,339	16,724	53,996	52,725
Income tax expense	10,881	13,708	19,415	24,539

NET INCOME	$18,458	$3,016	$34,581	$28,186

Income per common share – assuming dilution	$0.43	$0.06	$0.81	$0.56

Weighted average number of common shares outstanding	42,789	50,082	42,871	49,933

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30,
(dollars in thousands)	2006	2005

OPERATING ACTIVITIES
Net income	$34,581	$28,186
Items included in net income not requiring cash:
Provision for doubtful accounts	19,905	27,250
Depreciation and amortization	70,832	69,400
Deferred income taxes and other	16,828	(3,964)
Changes in operating assets and liabilities, exclusive of effects of acquisitions:	(13,246)	(24,553)
NET CASH PROVIDED BY OPERATING ACTIVITIES	128,900	96,319

INVESTING ACTIVITIES
Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(66,264)	(61,849)
Proceeds from disposition of assets	648	183
Cash paid for acquisitions, including payments of deferred consideration	(5,040)	(96,229)
NET CASH USED IN INVESTING ACTIVITIES	(70,656)	(157,895)

FINANCING ACTIVITIES
Net payments on debt	(58,720)	21,512
Capitalized debt issuance costs	(1,119)	(15)
Outstanding checks included in accounts payable	7,238	(3,308)
Issuances of common stock	2,873	17,016
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(49,728)	35,205

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,516	(26,371)

Cash and cash equivalents at beginning of period	23,304	39,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,820	$13,028

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Reconciliation – EBITDA:

Reported net income	$18,458	$3,016	$34,581	$28,186
Add back: Interest expense, net	8,016	4,865	15,303	9,632
Add back: Income tax expense	10,881	13,708	19,415	24,539
Add back: Depreciation	33,926	32,940	67,890	66,271
Add back: Amortization of intangible assets	1,665	1,509	2,942	3,129

Adjusted EBITDA	$72,946	$56,038	$140,131	$131,757

Reconciliation – Free Cash Flow:

Net cash provided by operating activities	$90,737	$44,574	$128,900	$96,319
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(27,430)	(27,416)	(66,264)	(61,849)

Free cash flow	$63,307	$17,158	$62,636	$34,470